EXHIBIT 99.1
NEWS RELEASE

For Immediate Release

                                        Contact:      William W. Sherertz
                                                      President and
                                                      Chief Executive Officer

                                      Telephone:      (503) 220-0988

                         BARRETT BUSINESS SERVICES, INC.
                         ANNOUNCES AGREEMENT TO ACQUIRE
                         SKILLS RESOURCE TRAINING CENTER

     PORTLAND, OREGON, DECEMBER 4, 2003 - Barrett Business Services, Inc. (Nasdaq trading symbol: "BBSI") today announced that it has reached an agreement in principle to acquire Skills Resource Training Center ("SRTC") headquartered in Pasco, Washington pursuant to an asset purchase agreement effective January 1, 2004. Consideration for the transaction, valued at approximately $5.0 million, includes $3.0 million in cash due upon closing and approximately $2.0 million in common stock of BBSI based on current market price. The ultimate number of shares to be issued, if any, will be based upon the level of financial performance achieved by the SRTC offices during calendar 2004. Barrett anticipates that this acquisition will increase 2004 earnings by approximately 10 cents to 16 cents per share.

     SRTC, a privately-held staffing services company, operates nine offices in Central Washington, Eastern Oregon and Southern Idaho. SRTC's staffing services have served the agricultural, food packing and processing industries for the past 17 years. SRTC's revenues for calendar 2004 are expected to approximate $20 to $25 million.

     William W. Sherertz, BBSI's President and Chief Executive Officer, commented, "We are very pleased with the opportunity to expand and diversify our business in these market areas through such a quality organization, which we expect to produce significant operating synergies with our existing Northwest staffing offices."

     Barrett Business Services, Inc. is a human resource management company with offices in seven states, which serve customers in approximately 15 states.


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Barrett Business Services, Inc.
News Release
December 4, 2003


     Statements in this release about future events or performance, including earnings and revenue expectations for 2004, are forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to successfully integrate acquired businesses with its existing operations, future workers' compensation claims experience, collectibility of accounts receivable, and availability of funding for working capital purposes, among others. Other important factors that may affect the Company's future prospects are described in the Company's 2002 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements may be less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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